Fund Administration and Accounting Agreement

Agreement made as of May 8, 2023, by and between each of the Trusts as set forth on the attached Exhibit A (each, a “Trust” or the “Trusts”), and The Bank of New York Mellon, a New York banking corporation (“BNYM”).

Witnesseth:

Whereas, the Trust is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

Whereas, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

Whereas, the Trust, so authorized, intends that this Agreement be applicable to each of its series as set forth on Exhibit A (each such series together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 12 herein, being referred to as a “Fund” and collectively as the “Funds”); and

Whereas, the Trust desires to retain BNYM to provide for the Funds the services described herein, and BNYM is willing to provide such services, all as more fully set forth below.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment. The Trust hereby appoints BNYM as its agent for the term of this Agreement to perform the services described herein. BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties. The Trust hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(c) To the best of its knowledge after due inquiry, it is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; to the best of its knowledge after due inquiry there is no statute, regulation, rule, order or judgment binding on it and no provision of its Declaration of Trust or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(d) To the extent the performance of any services described in Schedule II attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for any Fund would violate any applicable laws or regulations, the Trust shall make reasonable efforts to notify BNYM as soon as practicable to the extent Trust officers have knowledge of such violation in writing (email being sufficient) and thereafter shall make reasonable efforts to either furnish BNYM with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNYM, instruct BNYM in writing to value securities and/or compute net asset value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Prospectus.

BNYM hereby represents and warrants to the Trust and the Funds, which representations and warranties shall be deemed to be continuing that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by BNYM in accordance with all requisite corporate action and constitutes a valid and legally binding obligation of BNYM enforceable in accordance with its terms;

(c) BNYM has obtained all regulatory licenses, approvals and consents necessary to carry on its business as currently conducted; there is no statute, regulation, rule, order or judgment binding on BNYM and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on BNYM or affecting its property which would prohibit the execution or performance by BNYM of this Agreement; and

(d) To the extent the performance of any services described in Schedule II attached hereto by BNYM in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would violate any applicable laws or regulations applicable to BNYM, BNYM shall so notify the Fund in writing as soon as practicable, to the extent that BNYM personnel responsible for the performance of such services have knowledge, or should reasonably have knowledge, of such violation.

3. Delivery of Documents. (a) The Trust will deliver to BNYM true and correct copies of each of the following documents as currently in effect and will deliver to it all future amendments and supplements thereto, if any:

(i) The Trust’s Declaration of Trust or other organizational document and all amendments thereto (the “Trust Agreement”);

(ii) The Trust’s bylaws (the “Bylaws”);

(iii) Resolutions of the Trust’s Board of Trustees authorizing the execution, delivery and performance of this Agreement by the Trust;

(iv) The registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of each Fund (each, a “Registration Statement”);

(v) The Trust’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Prospectus and Statement of Additional Information pertaining to each Fund (collectively, the “Prospectus”).

(b) The copy of the Trust Agreement shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Trust Agreement is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM. Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be executed by the Secretary or an Assistant Secretary of the Trust.

(c) It shall be the sole responsibility of the Trust to deliver to BNYM the currently effective Prospectus for each Fund and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually received or a copy is obtained by BNYM.

4. Duties and Obligations of BNYM. (a) Subject to the direction and control of the Trust’s Trustees and the provisions of this Agreement, BNYM shall provide to the Trust (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b) In performing hereunder, BNYM shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of any Fund, maintenance of the Trust’s financial records, except to the extent specifically set forth herein or the schedules hereto or other services normally performed by the Trusts’ respective counsel or independent auditors.

(d) Upon receipt of the Trust’s prior written consent (which shall not be unreasonably withheld), BNYM may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate. BNYM shall bear any costs and expenses associated with BNYM’s delegation to such delegees and agents. Notwithstanding the foregoing, no Trust consent shall be required for any such delegation to any other subsidiary of The Bank of New York Mellon Corporation. BNYM shall not be liable to the Trust or any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent unaffiliated with BNYM and utilized hereunder so long as BNYM acts in good faith and without negligence or willful misconduct in the selection or retention of such delegee or agent, provided, however, that BNYM shall use commercially reasonable efforts to pursue any rights or remedies in respect of such loss or damage which BNYM may have against any such unaffiliated delegee or agent in the event of its default; any recovery shall be for the account of the Trust and applicable Fund, and BNYM shall be reimbursed by the Trust on behalf of the applicable Fund for any cost incurred in pursuing the same. For purposes of this Agreement, BNYM shall be subject to the same standard of care with respect to and liable for, the actions and omissions of any such delegee or agent who is a BNYM affiliate to the same extent a BNYM’s direct actions or omissions under this Agreement.

(e) The Trust shall direct its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any) and transfer agent to cooperate with BNYM and to provide BNYM, upon reasonable request, with such information or documents relating to the Trust as is within the possession of such persons, in order to enable BNYM to perform its duties hereunder. In connection with its duties hereunder, BNYM shall be entitled to rely, and shall be held harmless by the Trust when acting upon the instructions, advice or any documents provided to BNYM from (i) a person identified by the Trust as authorized to give advice on behalf of the Trust or its advisors (each an “Authorized Person”), (ii) Trust counsel, (iii) the Trust’s independent accountants, (iv) the Trust’s adviser and (v) the Trust’s distributor. BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice from legal counsel or independent accountants to be provided to BNYM as provided herein. All fees or costs charged by such persons shall be borne by the applicable Fund.

(f) Nothing in this Agreement shall limit or restrict BNYM, any affiliate of BNYM or any officer or employee thereof from acting for the Trust or any Fund in other capacities or acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder. The Trust acknowledges that in performing services under this Agreement, BNYM may be required to review or calculate amounts due BNYM or its affiliates from the Trust and its respective Funds, and agrees that such conflicting interests shall not prevent BNYM from so acting.

(g) The Trust shall furnish BNYM with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNYM in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of liabilities and expenses for each Fund. BNYM shall not be required to include as liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNYM with bid, offer, or market values of the portfolio securities (“Securities”) of any Fund if BNYM notifies the Trust that same are not available to BNYM from a security pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNYM with bid, offer, or market values of Securities and instruct BNYM to use such information in its calculations hereunder. BNYM shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service. In no event shall BNYM be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

(h) BNYM may apply to an authorized officer of the Trust for written instructions with respect to any matter arising in connection with BNYM’s performance hereunder for the Trust, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith and without negligence or willful misconduct in accordance with such instructions. Such application for instructions may, at the option of BNYM, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNYM shall not be liable for any action taken or omitted to be taken in good faith and without negligence, reckless disregard, or willful misconduct in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNYM has received written instructions in response to such application specifying the action to be taken or omitted.

(i) If BNYM shall be in doubt as to any question of law pertaining to any action it should or should not take, BNYM may, with prior notice to the Trust, request advice from outside counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or BNYM, at the option of BNYM), provided, however, that the Trust may request BNYM to obtain and consider advice of counsel for the Trust or its investment advisor before engaging counsel of its own choosing. Expense of counsel to the Trust or its investment advisor shall be borne by the Trust on behalf of the applicable Fund; expense of counsel to BNYM shall be borne by BNYM.

(j) Notwithstanding any other provision contained in this Agreement or Schedule I or II attached hereto, BNYM shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, any Fund (ii) the taxable nature or effect on any Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by any Fund to its shareholders, or (iv) the effect under any federal, state, or foreign income tax laws of any Fund making or not making any distribution or dividend payment, or any election with respect thereto.

(k) BNYM shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNYM in connection with this Agreement.

(l) BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by any Authorized Person on behalf of the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the liabilities and expenses of any Fund; the amounts receivable and the amounts payable on the sale or purchase of Securities; and amounts receivable or amounts payable for the sale or redemption of the shares of any Fund effected by or on behalf of the Trust. In the event BNYM’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its reasonable judgment deems reliable, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNYM shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this paragraph (l) even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(m) BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to any Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(n) BNYM shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNYM, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services (a “Force Majeure Event”), provided that BNYM has established and maintained a disaster recovery and contingency plans and systems as described in Section 4(o) below or, if not, that such delay or error would have occurred even if BNYM had established and maintained such plans and systems. Nor shall BNYM be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNYM to supply any instructions, explanations, information, specifications or documentation deemed reasonably necessary by BNYM in the performance of its duties under this Agreement.

(o) BNYM will maintain throughout the term of this Agreement, such disaster recovery and contingency plans and systems as it reasonably believes to be necessary and appropriate to recover its operations from the occurrence of a Force Majeure Event and which are consistent with the requirements of any statute, regulation or rule to which it is subject that imposes business resumption and contingency planning standards. BNYM shall employ commercially reasonable efforts to resume performance as soon as practicable under the circumstances, following the occurrence of a Force Majeure Event.

5. Allocation of Expenses. Except as otherwise provided herein, including Section 17(b) and 17(c) hereunder, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust on behalf of the applicable Fund, including but not limited to, organizational costs and costs of maintaining the existence of the Trust and the applicable Fund, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s Trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of the shares of any Fund, fees and expenses incident to the registration or qualification under federal or state securities laws of the Trust, any Fund or the shares of any Fund, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to the shareholders of any Fund, all expenses incidental to holding meetings of the Trust’s Trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust or any Fund and legal obligations relating thereto for which the Trust may have to indemnify its Trustees, directors and officers.

6. Standard of Care; Indemnification. (a) Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Trust or any Fund, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s own negligence, bad faith, reckless disregard, or willful misconduct. In no event shall BNYM be liable to the Trust, any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action, but BNYM shall be liable to the Trust and the applicable Fund for direct money damages caused by BNYM’s own negligence, bad faith, reckless disregard, or willful misconduct. BNYM shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNYM’s control, unless such loss, damage or expense arises out of the negligence, bad faith, reckless disregard, or willful misconduct of BNYM. BNYM shall indemnify and hold harmless the Trust and each Fund from and against any and all direct costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto (“Losses”) where such Losses have been finally determined by a court of competent jurisdiction (pursuant to the terms of this Agreement) to have arisen out of BNYM’s failure to discharge its duties in accordance with its standard of care as set forth hereunder. This indemnity shall be a continuing obligation of BNYM and/or the Trust or Fund, as applicable, its successors and assigns, notwithstanding the termination of this Agreement.

(b) The Trust on behalf of the applicable Fund shall indemnify and hold harmless BNYM from and against any and all costs, expenses, damages, liabilities and claims, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM, by reason of or as a result of any action taken or omitted to be taken by BNYM in good faith and without negligence, reckless disregard, or willful misconduct hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same, (ii) the Registration Statement or Prospectus of any Fund, (iii) any instructions of an Authorized Person, or (iv) any opinion of legal counsel for the Trust or BNYM, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that neither the Trust nor any applicable Fund shall indemnify BNYM for costs, expenses, damages, liabilities or claims for which BNYM is liable under preceding 6(a). This indemnity shall be a continuing obligation of the Trust on behalf of the applicable Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust on behalf of the applicable Fund shall indemnify BNYM against and save BNYM harmless from any loss, damage or expense, including reasonable counsel fees and other reasonable costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNYM by any third party described above in 4(e) or 4(h) above;

(ii) Action or inaction taken or omitted to be taken by BNYM pursuant to written or oral instructions of the Trust or otherwise without negligence, reckless disregard, or willful misconduct;

(iii) Any action taken or omitted to be taken by BNYM in good faith and without negligence, reckless disregard, or willful misconduct in accordance with the advice or opinion of counsel for the Trust or its own outside counsel, provided that any such action or omission by BNYM in conformity with such advice or opinion of its own counsel is consistent with BNYM’s rights and responsibilities under this Agreement;

(iv) Any improper use by the Trust or its agents, distributor or investment advisor of any valuations or computations supplied by BNYM pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing each Fund's net asset value; or

(vi) Any valuations of securities or net asset value provided by the Trust.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by BNYM to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Trust or its own outside counsel, shall be presumed (in BNYM’s reasonable judgment) to have been taken or omitted in good faith.

7. Record Retention and Confidentiality. (a) BNYM shall keep and maintain on behalf of the Trust all books and records which the Trust and BNYM are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including, without limitation, Rules 31a-1 and 31a-2 under the 1940 Act. BNYM further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the investment adviser to the Trust, or by the SEC at reasonable times.

(b) Each party shall keep confidential any information relating to the other party's business (“Confidential Information”). Confidential Information shall include (1) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNYM and their respective subsidiaries and affiliated companies; (2) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNYM a competitive advantage over its competitors; (3) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (4) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for BNYM to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or (i) it is necessary for BNYM to release such information to BNYM’s internal or external accountants or legal counsel who are subject to a duty of confidentiality. BNYM acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information (“Portfolio Information”) with respect to the Trust. BNYM agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 7(b) (other than the exception set forth above in this Section 7(b) as sub-item (1), which exception set forth in sub-item (1) shall not be applicable to the Trust’s Portfolio Information), BNYM will keep confidential the Trust’s Portfolio Information and will not disclose the Trust’s Portfolio Information other than pursuant to a written instruction from the Trust; provided that without the need for such a written instruction and notwithstanding any other provision of this Section 7(b) to the contrary, the Trust’s Portfolio Information may be disclosed to third party pricing services which are engaged by BNYM in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

(c) The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

8. Regulation S-P. BNYM agrees to make reasonable efforts to adhere to the Trust’s policy regarding the use of shareholder and potential shareholder information as required by Regulation S-P. BNYM shall be free to share information regarding shareholders and potential shareholders of the Funds of the Trust, on an as needed basis in order to fulfill its role as administrator, with other authorized agents of the Trust including service providers and brokers. BNYM shall also be free to provide such information to its internal and external auditors, counsel and accountants, its regulators and examiners, and to any other person when advised by its counsel that it could be liable for failure to provide such information.

9. Compensation. For the services provided hereunder, the Trust agrees to pay BNYM such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNYM in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Trust authorizes BNYM to debit the custody account of the applicable Fund for all amounts due and payable by such Fund or the Trust in respect of such Fund in connection with any and all obligations of the Trust in respect of such Fund to BNYM under this Agreement. BNYM shall deliver to the Trust invoices for services rendered after debiting the applicable custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM, the Trust’s net asset value shall be computed at the times and in the manner specified in the Prospectus of the respective Fund.

10. Term of Agreement. (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for one (1) year from such date (the “Initial Term”). Upon the expiry of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year until terminated by either BNYM giving to the Trust, or the Trust giving to BNYM, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the Trust shall pay to BNYM such compensation as may be due as of the date of such termination, and shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNYM may terminate this Agreement upon 30 days prior written notice to the Trust if the Trust shall terminate its custody agreement with The Bank of New York Mellon, or fail to perform its obligations hereunder in a material respect.

11. Authorized Persons. Attached hereto as Exhibit B is a list of persons duly authorized by the Trustees of the Trust to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of the Trust. From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNYM shall be entitled to rely on the last Exhibit B actually received by BNYM.

12. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and the Trust, and authorized or approved by the Trust’s Trustees. Notwithstanding the foregoing, in the event that the Trust establishes one or more series of shares in addition to the Funds listed on Exhibit A attached hereto with respect to which it desires to have BNYM render services under the terms hereof and if BNYM wishes to provide such services, the parties will execute a revised Exhibit A adding such additional series. Upon execution of such revised Exhibit A, the series so added shall become a Fund hereunder.

13. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of BNYM, or by BNYM without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Trustees.

14. Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust and BNYM each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

15. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

16. No Waiver. Each and every right granted to BNYM and the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.

17. Limitations of Liability of the Trustees and Shareholders. (a) It is expressly acknowledged and agreed that the obligations of the Trust (and Funds thereof) hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust (and Funds thereof), personally, but shall bind only the trust property of the Trust and the applicable Fund, as provided in the Trust's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust and the applicable Fund, as provided in the Trust's Declaration of Trust.

(b) This Agreement is an agreement entered into between BNYM and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, BNYM shall look for payment of such obligation solely to the assets of the Fund to which such obligation relates with the same effect as if BNYM had separately contracted with the Trust by separate written instrument with respect to each Fund.

(c) As used herein, the "applicable Fund" shall be each Fund in respect of which any amount due BNYM arises, and if any amount due BNYM arises in respect of more than one Fund, the same shall be allocated by BNYM among such Funds in accordance with Section 17(b) hereof. Any amounts due BNYM which may not be allocated in accordance with the preceding sentence shall constitute General Liabilities as defined in the Trust's Declaration of Trust and allocated by the Trust and paid in accordance with the provisions thereof. The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

18.       Notices. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing in English and shall be deemed to have been sufficiently given when received by the intended party, if delivered personally at the address set forth below for the intended party during normal business hours at such address, if sent by facsimile transmission to the respective facsimile transmission numbers of the parties set forth below, or if sent by recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Trust: First Trust Exchange-Traded Funds

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Attention: General Counsel

Facsimile: 630-517-7437

Confirm: 630-765-8798

If to BNYM: The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Rosalia Koopman

Facsimile: 212-815-2948

Confirm: 212-815-4647

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other parties hereto given in accordance with this Section.

19. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

In Witness Whereof, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

First Trust Advisors on behalf of the Exchange-Traded Fund Trusts set forth on Exhibit A hereto

By____________________________________

Title:________________________________

The Bank of New York Mellon

By____________________________________

Title:________________________________

Exhibit A
First Trust Exchange Traded Fund Trusts

As of November 6, 2023

Trust	Fund(s)

First Trust Exchange-Traded Fund III	First Trust Horizon Managed Volatility Domestic ETF (HUSV)
First Trust Horizon Managed Volatility Developed International ETF (HDMV)
First Trust Horizon Managed Volatility Small/Mid ETF (HSMV)
First Trust California Municipal High Income ETF (FCAL)
First Trust New York Municipal High Income ETF (FMNY)
First Trust Short Duration Managed Municipal ETF (FSMB)
First Trust Ultra Short Duration Municipal ETF (FUMB)
First Trust Municipal High Income ETF (FMHI)
First Trust Merger Arbitrage ETF (MARB)
First Trust Preferred Securities and Income ETF (FPE)
First Trust Institutional Preferred Securities and Income ETF (FPEI)
First Trust RiverFront Dynamic Developed International ETF (RFDI)
First Trust RiverFront Dynamic Europe ETF (RFEU)
First Trust RiverFront Dynamic Emerging Markets ETF (RFEM)
First Trust Emerging Markets Local Currency Bond ETF (FEMB)
First Trust Managed Municipal ETF (FMB)
First Trust Long/Short Equity ETF (FTLS)

First Trust Exchange-Traded Fund V	First Trust Managed Futures Strategy ETF (FMF)
FT Cayman Subsidiary I

First Trust Exchange-Traded Fund VI	First Trust Nasdaq Bank ETF (FTXO)
First Trust Nasdaq Food & Beverage ETF (FTXG)
First Trust Nasdaq Oil & Gas ETF (FTXN)
First Trust Nasdaq Pharmaceuticals ETF (FTXH)
First Trust Nasdaq Semiconductor ETF (FTXL)
First Trust Nasdaq Transportation ETF (FTXR)
First Trust S-Network E-Commerce ETF (ISHP)
First Trust S-Network Streaming & Gaming ETF (BNGE)
Emerging Markets Equity Select ETF (RNEM)
Large Cap US Equity Select ETF (RNLC)
Mid Cap US Equity Select ETF (RNMC)
Small Cap US Equity Select ETF (RNSC)
First Trust S&P 500 Diversified Dividend Aristocrats ETF (KNGZ) (fka US Equity Dividend Select ETF (RNDV)
First Trust Indxx Medical Devices ETF (MDEV)
First Trust Nasdaq Technology Dividend Index Fund (TDIV)
Multi-Asset Diversified Income Index Fund (MDIV)
First Trust S&P International Dividend Aristocrats Fund (FID)
First Trust BuyWrite Income ETF (FTHI)
First Trust Nasdaq BuyWrite Income ETF (FTQI)
First Trust Rising Dividend Achievers ETF (RDVY)
First Trust Dorsey Wright Focus 5 ETF (FV)
First Trust RBA American Industrial Renaissance ® ETF (AIRR)
First Trust Dorsey Wright Momentum & Dividend ETF (DDIV)
First Trust Dorsey Wright International Focus 5 ETF (IFV)
First Trust Dorsey Wright Dynamic Focus 5 ETF (FVC)
First Trust Indxx Innovative Transaction & Process ETF (LEGR)
First Trust Nasdaq Artificial Intelligence and Robotics ETF (ROBT)
First Trust International Developed Cap Strength ETF (FICS)
First Trust SMID Cap Rising Dividend Achievers ETF (SDVY)
First Trust Dorsey Wright Momentum & Value ETF (DVLU)
First Trust Dorsey Wright Momentum & Low Volatility ETF (DVOL)
First Trust Dorsey Wright DALI 1 ETF (DALI)
First Trust Exchange Traded Fund VII	First Trust Alternative Absolute Return Strategy ETF (FAAR)
FT Cayman Subsidiary II
First Trust Global Tactical Commodity Strategy Fund (FTGC)
FT Cayman Subsidiary III

First Trust Exchange-Traded AlphaDEX® Fund II	First Trust Asia Pacific Ex-Japan AlphaDEX® Fund (FPA)
First Trust Europe AlphaDEX® Fund (FEP)
First Trust Latin America AlphaDEX® Fund (FLN)
First Trust Brazil AlphaDEX® Fund (FBZ)
First Trust China AlphaDEX® Fund (FCA)
First Trust Japan AlphaDEX® Fund (FJP)
First Trust Developed Markets ex-US AlphaDEX® Fund (FDT)
First Trust Emerging Markets AlphaDEX® Fund (FEM)
First Trust Germany AlphaDEX® Fund (FGM)
First Trust United Kingdom AlphaDEX® Fund (FKU)
First Trust Switzerland AlphaDEX® Fund (FSZ)
First Trust Emerging Markets Small Cap AlphaDEX® Fund (FEMS)
First Trust Developed Markets Ex-U.S. Small Cap AlphaDEX® Fund (FDTS)
First Trust Eurozone AlphaDEX® ETF (FEUZ)
First Trust India NIFTY 50 Equal Weight ETF (NFTY)

Exhibit B

I, ________________, General Counsel of First Trust Advisors L.P. and __________ of [FIRST TRUST EXCHANGE-TRADED FUND, a Massachusetts business trust (the “Trust”)], do hereby certify that:

The following individuals serve in the following positions with the First Trust Advisors L.P., and each has been duly authorized by the Board of Trustees of the Trust to give written or oral instructions or written or oral specifications by or on behalf of the Trust to BNYM and the signatures set forth opposite their respective names are their true and correct signatures.

Name	Position	Signature
	Managing Director and Chief Financial Officer	________________________
	Assistant Vice President	________________________
	Vice President	_________________________
	General Counsel	_________________________
	Senior Vice President	_________________________
	Deputy General Counsel	_________________________
	Senior Vice President	_________________________
	Senior Vice President	_________________________
	Vice President	_________________________
	Vice President	_________________________
	Associate	_________________________
Managing Director

Schedule I

Administrative Services

1. Oversee the maintenance by the Trust’s custodian of certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act.

2. Establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices.

3. Prepare for review and approval by the treasurer for the Trust, its counsel and its independent accountants financial information for the semi-annual and annual reports of the Funds of the Trust, proxy statements and other communications required or otherwise to be sent to the shareholders of a Fund or the Securities and Exchange Commission (“SEC”) and arrange for the printing and dissemination of such reports and communications to record and beneficial shareholders through The Depository Trust Company.

4. [Reserved.]

5. Prepare and, subject to approval of the Trust’s treasurer, disseminate to the Trust’s board quarterly unaudited financial statements of each Fund and make presentations to the board, as appropriate.

6. Prepare for review and approval by the treasurer and chief executive officer of the Trust, its counsel and its independent accountants the Trust’s periodic financial reports for its respective Funds required to be filed with the SEC on Form N-CSR, Form N-PORT Part F Schedule of Investments and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon.

7. Calculate distributions for each Fund in accordance with applicable regulations and the distribution policies set forth in the Fund's registration statement, and assist Trust management in making final determination of distribution amounts.

8. Oversee and review calculation of fees paid to the Trust’s investment adviser, custodian and transfer agent.

9. Respond to, or refer to the Trust’s officers or the distributor or the transfer agent, shareholder inquiries relating to the Trust.

10. Provide testing of portfolios on a daily basis, to assist the Trust’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and a Fund's Prospectus and Statement of Additional Information limitations as may be mutually agreed upon.

11. Review and provide assistance on shareholder communications.

12. Prepare for review and approval by the treasurer of the Trust, its counsel and its independent accountants and file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of “President’s letters” to shareholders and “Management’s Discussion of Fund Performance” (which shall also be subject to review by the Trust’s legal counsel).

13. Organize, attend and prepare minutes of shareholder meetings.

14. Counsel and assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters.

15. Prepare for review and approval by the treasurer for the Trust, its counsel and its independent accountants and file with the SEC amendments to the registration statement for a Fund, including updating a Fund's Prospectus and Statement of Additional Information, where applicable.

16. Prepare for review and approval by the treasurer for the Trust, its counsel and its independent accountants and file with the SEC proxy statements and proxy cards; provide consultation on proxy solicitation matters.

17. Prepare agenda and board materials for board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at board meetings and maintain minute books.

18. Prepare and file with the SEC Rule 24f-2 notices.

19. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

20. Prepare and execute periodic certifications and sub-certifications, in a form agreed to by the Trust and BNYM, with respect to Form N-CSR, compliance policies and procedures under Rule 38a-1 of the Investment Company Act of 1940, as amended (“Rule 38a-1”), and such other matters that may be reasonably requested by the Trust or the Trust’s Chief Compliance Officer from time to time.

21. Periodically provide a written assessment of BNYM’s Rule 38a-1 compliance program to the Trust in conformity with current industry standards that is reasonably acceptable to the Trust.

22. As appropriate, compute yields, total returns, expense ratios, portfolio turnover rate and, if requested, portfolio average dollar-weighted maturity.

23. BNYM shall provide the modernization reporting services (“Modernization Reporting Services”) set forth in this section to the Trust following a full service operating model. This operating model requires BNYM to include the actual filing of the reports as part of the services noted in this section.

•	FORM N-PORT. BNYM, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor (defined below) to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNYM and the Trust in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.
•	Unless mutually agreed in writing between BNYM and the Trust, or required by applicable law or regulation, BNYM will use the same layout and format for every successive reporting period for Form N-PORT.

•	FORM N-CEN. BNYM, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Print Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•	The timely receipt of necessary information referred to above will be determined by mutual agreement of BNYM and the Trust in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.
•	Unless mutually agreed in writing between BNYM and the Trust, or required by applicable law or regulation, BNYM will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•	BNYM represents that it has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNYM the ability to generate the Reports as described in this section for its clients. Notwithstanding anything to the contrary in this Agreement, BNYM shall not be obligated to perform the related services described in this section unless an agreement between BNYM and the Print Vendor providing BNYM the ability to generate Reports for the Trust is then-currently in effect. BNYM will provide prompt notice to the Trust if BNYM is unable to provide such services as contemplated herein due to its inability to contract with a Print Vendor to provide the necessary functionality to support such services.

•	BNYM shall not be responsible for: (a) delays in transmission to BNYM by the Trust, the Trust’s investment adviser and entities unaffiliated with BNYM (collectively, for this section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party. This is a limitation of responsibility provision for the benefit of BNYM, and shall not be used to imply any responsibility or liability against BNYM.

•	The Trust, in a timely manner, shall review and comment on, through its counsel, accountants or other parties as the Trust determines necessary, each FORM N-PORT and FORM N-CEN (each a “Report” and, collectively, the “Reports”) described herein. The Trust shall provide timely authorization and direction to file each such Report. Absent such timely authorization and direction by the Trust, BNYM shall be excused from its obligations to prepare and file the affected Report(s). BNYM is providing the services related to the filing of such Reports based on the acknowledgement of the Trust that such services, together with the activities of the Trust in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such Report.

•	The Trust shall be responsible for the retention of the filed Reports as provided by BNYM and described herein in accordance with any applicable rule or regulation.

Schedule II

Valuation and Computation Services

I. BNYM shall maintain the following records on a daily basis for each Fund.

1. Report of priced portfolio securities

2. Statement of net asset value per share

II. BNYM shall prepare on behalf of the Trust all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, and as such rule or any successor rule, may be amended from time to time, that are applicable to the fulfillment of BNYM’s duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulation as may be mutually agreed to between the Trust and BNYM. Without limiting the generality of the foregoing, BNYM will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents for each Fund:

1. General Ledger

2. General Journal

3. Cash Receipts Journal

4. Cash Disbursements Journal

5. Subscriptions Journal

6. Redemptions Journal

7. Accounts Receivable Reports

8. Accounts Payable Reports

9. Open Subscriptions/Redemption Reports

10. Transaction (Securities) Journal

11. Broker Net Trades Reports

III. BNYM shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Fund. Schedule D shall be produced on an annual basis for each Fund.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the Securities and Exchange Commission and the Trust’s Auditors.

IV. For internal control purposes, BNYM uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Fund:

1. Securities bought

2. Securities sold

3. Interest received

4. Dividends received

5. Capital stock sold

6. Capital stock redeemed

7. Other income and expenses

All portfolio purchases for the Trust are recorded to reflect expected maturity value and total cost including any prepaid interest.